EXHIBIT 10.7

CERTAIN INFORMATION HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406.

INDEPENDENT CONTRACTOR AGREEMENT
FOR PULLET PRODUCTION
(“Agreement”)

This Agreement is made this 1st day of November, 2003 (“Commencement Date”) by and between Midwest Investors of Renville, Inc., a Minnesota cooperative, d/b/a Golden Oval Eggs (“Midwest”) and Pullet Connection, Inc. and Barbara Frank, individually (“Grower”), Midwest and Grower collectively referred to as the “parties” and either Midwest or Grower referred to as a “party”) and is as follows:

RECITALS

1.                                       Midwest desires to contract with Grower to utilize her experience and expertise to raise Midwest’s baby chicks to pullets for delivery to Midwest’s layer farm.

2.                                       Grower has experience and expertise in raising baby chicks to pullets and has facilities for producing pullets.

3.                                       The parties have had discussions with regard to entering into an agreement to accomplish the foregoing, have reached agreement and wish to put their understanding and agreements in writing.

NOW, THEREFORE, in consideration of the mutual terms and conditions set forth herein, the parties agree as follows:

SECTION 1.00 OBLIGATIONS OF GROWER.

Section 1.01  Regulatory Requirements.  Grower must obtain any and all necessary governmental approvals or permits under environmental and/or other regulatory requirements, including any county zoning requirements, Minnesota Pollution Control Agency requirements, and any other environmental, zoning or regulatory requirements that would be a condition for continued operation of Grower’s facility.  Grower must provide evidence of these governmental approvals within ten days after executing this Agreement.

Section 1.02  Buildings and Facilities.  Grower agrees to make available four barns according to the specifications agreed to by the parties for purposes of a pullet growing operation for raising Midwest’s baby chicks to pullets.  Grower must maintain the facilities and equipment at her expense.  The general location and capacity of the barns are described on Exhibit A.

Section 1.03  Access and Utilities.  Grower shall provide at her expense necessary utilities, water, permanent ingress and egress, and manure storage.  Grower agrees that she will provide sufficient backup water supply and electrical generating equipment as may be necessary to insure continuous supply of water and electricity.  Grower will install environmental equipment and controls to ensure that flock health protection and security and management are in accordance with industry practices.  If required by Midwest, Grower agrees to install additional health protection and security equipment beyond industry practices at Midwest’s expense and adopt flock health protection and management practices.  Utilities, access, and equipment under this section must be provided and maintained at Grower’s expense.

Section 1.04  Labor and Supervision.  Grower shall provide all labor and supervision as may be necessary to care for the flock in a good and husbandrylike manner, including but not limited to, fly and rodent control of the premises and flock health protection and security and biosecurity.

Section 1.05  Beak Trimming.  If required, the Grower shall arrange for beak trimming at the Grower’s facility for birds delivered to their premises by Midwest.

Section 1.06  Identification and Removal of Cockerels.  Grower shall identify and remove cockerels from Midwest’s flocks as soon as possible.  Grower may dispose of cockerels in any manner, but Grower shall not provide cockerels feed, medications, facility space, or other goods or services provided by Midwest or on Midwest’s behalf.

Section 1.07  Vaccinations and Medications.  Grower will be responsible for ordering, maintaining an inventory of and administering all water and spray vaccines and medications according to a schedule as provided by Midwest.  Grower shall use only medication approved by Midwest.

Section 1.08  Feed Orders.  Grower shall promptly order all feed deliveries from Midwest in advance so that feeders will not become empty.  Grower shall use only feed provided by Midwest.

Section 1.09  Load-Out and Delivery of Pullets to Layer Farm.  Grower shall provide and/or contract for all necessary labor and equipment with respect to load-out of pullets and their delivery to Midwest’s Renville, Minnesota layer farm.

Section 1.10  Cleaning and Disinfecting Facilities.  Grower shall properly clean and disinfect facilities after removal of each flock so that the facility is in a proper condition to receive the next delivery of chickens.

Section 1.11  Notice of Condition.  Grower shall immediately notify Midwest of any condition, which may materially affect the performance of the flock or of Grower’s financial ability to carry out the terms and conditions of this Agreement.

Section 1.12  Record Keeping.  Grower shall maintain accurate production, feed, sanitation and mortality records that are reasonably requested by Midwest and shall make regular reports to Midwest as requested by Midwest.  Grower shall prepare, execute and deliver a receipt to Midwest for all baby chicks delivered to Grower’s facility and for pullets shipped from Grower’s facility during this Agreement.

Section 1.13  Exclusivity for Purposes of Biosecurity.  Grower agrees that during the term of this Agreement Grower will use reasonable care to avoid contact with other avian species that could result in biosecurity problems except those delivered by Midwest and under this Agreement.  If conditions in the industry warrant, Midwest may require reasonable additional external biosecurity measures to be put in place including but not limited to fencing and gating the facility, which shall be installed at Grower’s cost.

Section 1.14  Execution of Documents Showing Midwest Ownership.  Grower agrees to execute any and all documents that may be necessary to properly make of record and provide notice that Midwest and not Grower is the owner of the flock and all other supplies, feed, medications or other items of Midwest’s property.

Section 1.15  Comprehensive Liability Insurance.  Grower agrees that it will obtain comprehensive liability insurance in a form acceptable to Midwest for liability for injuries or property damage, which may occur on the premises or on account of the performance of this Agreement.  Grower will provide a certificate of insurance, which details acceptable liability and workers compensation coverages.  Any Grower liability for the birds ends when the pullets leave Grower’s property.

Section 1.16  Performance Standards.  Grower shall utilize all best efforts to utilize the management guide and other materials provided by the breeding entity producing the baby chicks and to meet the performance standards provided in Exhibit B.  Grower understands that Midwest may change the supplier of baby chicks or the strain of baby chicks and that the new baby chick strain standards or the new supplier’s performance standards will replace those in Exhibit B upon 30 days prior written notice.  For purposes of this Agreement the performance standards in Exhibit B and other references to Exhibit B refer to the performance standards in effect for the strain of chicks being delivered to the Grower.  Notwithstanding other provisions of this Section, Grower must not allow:  (1) mortality to exceed 200% of the applicable breeding entity’s performance mortality guide under Exhibit B; (2) uniformity to fall below 85% of the applicable breeding entity’s performance uniformity guide under Exhibit B; and (3) feed usage to exceed 115% of the applicable performance feed consumption guide under Exhibit B.

SECTION 2.00 MIDWEST’S RESPONSIBILITIES.

Section 2.01  Delivery of Baby Chicks.  Midwest shall acquire and provide baby chicks to Grower on a schedule provided to Grower.

Section 2.02  Beak Trimming.  Midwest shall pay for beak trimming.  The amount shall be mutually agreed to by the parties, but in accordance with reasonable industry standards.

Section 2.03  Feed and Medications.  Midwest shall provide all feed, feed ingredients, medications, vaccinations, vaccination schedules and veterinary treatment necessary for all flocks.

Section 2.04  Load-Out and Delivery of Pullets to Layer Farm.  Midwest shall pay or reimburse Grower for the cost of load-out and delivery services and equipment subsequent to each delivery to Midwest’s layer farm.  The amount shall be mutually agreed to by the parties, but in accordance with reasonable industry standards.

Section 2.05  Title and Ownership.  Midwest shall retain ownership of the flock, feed, medication, vaccines, and other supply items purchased by Midwest at all times.

Section 2.06  Manure Removal From Grower Facility.  Midwest shall remove manure at its expense from Grower’s manure storage area and take ownership of the manure removed from the two Starter barns on the Grower’s premises.  The litter in Brooder barns remains the responsibility of the Grower.

Section 2.07  Comprehensive Liability Insurance.  Midwest agrees that it will obtain comprehensive liability insurance in a form acceptable to Grower for liability for injuries or property damage, which may occur on the premises or on account of the performance of this Agreement.

Section 2.08  Manure Management Plan.  Midwest shall provide Grower and Grower shall provide Midwest with a manure management plan and make available, yearly records on analysis, tonnage, spreading rates and locations.

SECTION 3.00 GROWER PAYMENTS.

Section 3.01  Acceptable Pullet.  All payments made to Grower shall be made on the number of “acceptable pullets” delivered to Midwest’s laying farm.  “Acceptable pullet” shall mean a pullet that is delivered to the layer farm in an uninjured mature state as determined by Midwest; and is at least 16 weeks of age unless otherwise agreed upon by Midwest and Grower.

Section 3.02  Management Fee.  Grower shall be entitled to receive a management fee of [* * *] per acceptable pullet per completed full day.  Midwest anticipates at least 11 ½ new flocks consisting of approximately 127,000 chicks per flock to be raised to pullets by Grower each year.

Section 3.03  Empty Barn Payment.  Unless otherwise agreed by the parties, the Grower shall be paid [* * *] per day by Midwest for each day that a barn is empty without birds if:  (1) the barn is empty through no fault of Grower; (2) the barn has been empty for at least 10 prior days (the payment obligation begins on the 11th day).   Midwest will not pay this fee if barns are empty do to “Acts of God.”

Section 3.04  Livability Incentive.  Grower shall be entitled to receive a livability incentive payment of [* * *] per acceptable pullet delivered to Midwest’s layer farm if the number of baby chicks in a flock delivered to Grower that survive and are subsequently delivered as acceptable pullets to Midwest’s layer farm exceeds the applicable livability performance guide in Exhibit B.  Cockerels shall not be included in computation of the livability incentive.

Section 3.05  Uniformity Incentive.  Grower shall be entitled to receive a uniformity incentive payment of [* * *] per acceptable pullet delivered to the layer farm if 88 percent or more of the acceptable pullets in a flock delivered to Midwest’s layer farm are at or within 10 percent of the “average” weight of the flock.

Section 3.06  Feed Incentive.  Grower shall be entitled to receive a feed incentive payment of [* * *] per acceptable pullet delivered to Midwest’s layer farm if the average weight of the acceptable pullets in a flock are above 99% of the grams per bird target weight at 16 weeks of age and the feed consumption for a flock delivered to the layer farm is less than the cumulative feed consumption per bird under the applicable performance guide as prescribed in Exhibit B.

SECTION 4.00  TIME OF PAYMENTS.

Section 4.01 Payment.  Payment for the pullets and bonuses shall be paid on or before 10 days after the date of delivery of pullets to Midwest’s layer farm.

SECTION 5.00  TERMS.

Section 5.01  Term of Agreement.  The term of this Agreement is five (5) years and it starts on the Commencement Date.

Section 5.02  Extension.  Absent default, this Agreement may be extended or renewed but only upon the terms and conditions as may be mutually agreed by the parties in writing.  If no renewal or extension is agreed by the parties prior to the expiration of the term stated in Section 5.01, then this Agreement shall be continued to be enforced until a 365-day prior written notice is given by either party.

SECTION 6.00 INSPECTION, ACCESS AND BIOSECURITY.

Section 6.01  Right of Inspection and Access.  The parties agree that Midwest or its designated agents or employees shall have the right to enter Grower’s premises to inspect the flock and the facility with prior notice.  However, Grower reserves the right to refuse access to any vehicles, personnel or crews who arrive on Grower’s premises if Grower determines that the persons and/or their equipment may be in a condition as to affect flock health.

Section 6.02  Biosecurity.  In all other respects, neither party shall allow visitor traffic or other inspections of the premises without prior consent, it being the understanding of the parties that this requirement is intended to insure disease control with regard to Grower’s facility.

SECTION 7.00  DEFAULT.

Section 7.01  Event of Default.  An event of default shall be a material breach of any term or condition of this Agreement.

Section 7.02  Grower Inability to Perform Services.  The parties specifically acknowledge that an essential element of this Agreement is Grower’s ability to perform the services required under this Agreement in the facilities described in this Agreement.  Grower’s inability to perform the services required in this Agreement and is anticipated under Section 1.16 or the threatened loss of possession of the premises shall be specific events of default.  Specifically, Midwest shall be entitled to receive adequate assurance of performance of this Agreement upon 72 hours prior written notice, provided, however, if the health or welfare of the flock is at risk, or if Grower has partially or completely abandoned the facilities or responsibilities under the Agreement, Midwest, prior to termination and without further notice, may proceed under Section 7.06.  Failure to provide adequate assurance of performance is a condition of default for which no further notice under Section 7.03 is required.

Section 7.03  Notice of Default.  In the event of a default, the non-defaulting parties must provide no less than 30 days’ written notice of the default.  In the event that the default is not cured within 30 days (or a longer period as may be required by law), then in addition to the option of terminating this Agreement, the non-defaulting parties shall have all remedies that may exist at law or in equity, including the remedy of specific performance.  The remedies of Midwest include, at the option of Midwest, those rights as more specifically described at Sections 7.05 and 7.06.  In addition, nothing herein shall be construed so as to prohibit a party from seeking injunctive or other judicial relief to prevent the continuing occurrence of a default during any period of time provided under the Agreement or by law for an opportunity to cure the default.

Section 7.04  Additional Conditions of Default.  It is further understood and agreed that an event of default by a party shall occur if the party shall become bankrupt or insolvent, shall involuntarily be placed into the hands of a receiver, assignee or trustee in bankruptcy, or the occurrence of events causing Midwest to reasonably believe that Grower may lose possession of the facility.

Section 7.05  Midwest May Cure Grower Default on Mortgage.  Grower shall obtain from any holder of a mortgage or security interest with regard to the facility where the flock is located an acknowledgement, and in the event of a default of that mortgage or security interest, the lender shall provide Midwest with notice of the default and an opportunity at the option of Midwest to cure the same.  Grower understands that this notice is necessary so that Midwest may take appropriate action to protect and/or remove the flock in the event of Grower’s loss of control of the premises.

Section 7.06  Specific Right of Midwest in the Event of Default.  The parties hereto understand that this Agreement for caring for pullets is unique in nature.  The parties further understand that Midwest relies upon Grower’s specific experience and expertise to raise baby chicks to pullets and upon the Grower’s facilities for proper care of the flock.  Accordingly, in the event that this Agreement is terminated by default or otherwise, Midwest, at its option, shall specifically retain the right to:

(1)                                  take possession of the Grower’s facility, to obtain substitute labor and to make such payments as may be deemed reasonably necessary by Midwest so as to continue to care for and produce pullets at Grower’s facility but under Midwest’s exclusive direction and under its control for all or a remaining portion of the contract term.

(2)                                  Grower specifically understands and agrees that she will consent to Midwest taking possession of said premises in the event of default or termination of this Agreement, that she will not hinder or in any way interfere with Midwest’s use of, possession and quiet enjoyment of the premises, that she will permit Midwest to continue to maintain access to all water and utilities, ingress and egress, and access to land for manure disposal necessary to properly operate the facility, and to in all respects cooperate with Midwest taking possession of and continuing to conduct pullet production operations at the facility.  To facilitate possession the Grower has executed the Easement Agreement attached as Exhibit C which may be relied upon by Midwest in the event of a default by the Grower and in the event that Midwest takes to assert its rights under this section.

(3)                                  In the event that Midwest, upon default of this Agreement, chooses to exercise this option, Midwest shall pay an annual rental equal to barn loan payments, real estate taxes, insurance and other operation expenses for the remaining term of this Agreement or portion thereof during which Midwest utilizes Grower’s premises.  Midwest reserves the right to make such payments directly to the party to whom they are due.  Grower and Midwest agree that if default of this Agreement occurs that an asset purchase of the entire complex may be the best default resolution.  Midwest will notify the Grower that it intends to exercise Buy/Sell Agreement under Section 9.10 unless default of this Agreement is not corrected in 30 days.

(4)                                  It is understood and agreed by the parties that Midwest has entered into this Agreement with Grower due to her reputation and expertise and that this Agreement is personal in nature as it relates to Grower and that the Grower’s disability illness, or death, shall not be considered an event of default in and of itself, provided that Grower’s agents or successors in interest continue to adhere to the terms and conditions of this Agreement and provided that those successors are acceptable to Midwest and execute an acknowledgement that they will be bound by the terms and conditions of this Agreement as if they had been original signatories to this Agreement.

(5)                                  Because of the unique nature of the Agreement between the parties, Grower understands and agrees that the rights and remedies granted in this Agreement, including in this section shall be specifically enforceable and may be enforced by injunctive relief or otherwise in the event the Grower fails or refuses to cooperate with regard to surrender of possession of the facility upon termination of this Agreement or upon their default.

SECTION 8.00  LIQUIDATED DAMAGES.

Section 8.01  Liquidated Damages.  Grower and Midwest acknowledge that it is impossible to determine with any reasonable accuracy the amount of prospective lost profits or consequential damages to either party upon default by the other party of the terms and conditions of this Agreement.  Accordingly, in the event either party defaults in performance of its obligations under this Agreement, the party in default will pay the other party actual damages under this Agreement plus liquidated damages of $50,000 per calendar year and partial calendar year for the remaining term of the Agreement or $150,000, whichever is greater as prospective damages.  Grower and Midwest acknowledge that the damages set forth above are reasonable, and are not a penalty, based upon the facts and circumstances of the parties at the time of entering into this Agreement, and with due regard to future expectations.

SECTION 9.00  MISCELLANEOUS.

Section 9.01  Independent Contractor.  It is understood and agreed that none of the parties hereto shall be deemed to be an employee of any of the others and that each party is an independent contractor engaged by the other to perform certain services under this Agreement.  Neither of the parties is authorized to act as an agent for the other for any purpose whatsoever.

Section 9.02  Indemnification.  In connection with the indemnification and insurance, each party (“Indemnifying Party”) agrees that it shall indemnify, defend and hold the other party and their officers, directors, employees, affiliates, successors and assigns harmless from and against any and all claims, liabilities, actions, losses, damages and expenses (including costs and counsel fees), which may be caused by that Indemnifying Party or which may arise out of or relate to the Indemnifying Party’s breach of this Agreement.

Section 9.03  Dispute Resolution.  If there is any dispute or controversy between the parties arising out of or relating to this Agreement, the parties agree that such dispute or controversy will be arbitrated in accordance with proceedings under American Arbitration Association rules, and such arbitration will be the exclusive dispute resolution method under this Agreement.  Notwithstanding the foregoing, pursuant to Minn. Stat. §17.91, Subdivision 1, either party may make a written request to the Minnesota commissioner of agriculture for mediation or arbitration services under the rules of the American Arbitration Association to facilitate resolution of the dispute or controversy.  The decision and award determined by such arbitration will be final and binding upon both parties.  All costs and expenses, including reasonable attorney’s fees and expert’s fees, of all parties incurred in any dispute which is determined and/or settled by arbitration pursuant to this Agreement will be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one party, the parties will share the total costs in proportion to their respective amounts of liability so determined.  Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement until the dispute is resolved.

The right to mediate or arbitration shall not, however, apply to a parties’ default of this Agreement unless required by law and specifically the parties acknowledge that Midwest’s right under Section 7.06 and the notice provisions under Section 7.03 are not subject to arbitration or mediation, however, if a party claims the other party wrongfully revoked Section 7.03 or Section 7.06, a claim for damages under this Agreement is subject to mediation or arbitration.

Section 9.04  Confidentiality.  All parties agree to maintain as strictly confidential the details of this Agreement and will not share information regarding this Agreement or any other information coming into their possession regarding the procedures or operations of the parties with other grower or industry personnel without the advance mutual written consent of the others.

Section 9.05  Force Majeure.  No party shall be liable in any respect to failure, delay and fulfillment or performance of this Agreement when entered or prevented directly or indirectly by fire, flood, storms or other acts of God.

Section 9.06  Assignment by Grower.  Grower understands and acknowledges that any assignment of this Agreement shall require the consent of Midwest and that such consent may be withheld or conditionally granted by Midwest.  This Agreement may be assigned to Grower’s child without consent by Midwest if the child has been actively employed by Grower, actively engaged in bird rearing for one year at the Grower’s location and has demonstrated an ability to manage the Grower complex as to not cause default of this Agreement.  The Assignee shall as a condition of the assignment agree to perform the terms and conditions of this Agreement.  Without written consent, Grower is not relieved of her obligations in the event the assignee defaults on this Agreement.  Consent of assignment of the Agreement will not be unreasonably withheld.

Section 9.07  Assignment By Midwest.  Midwest understands and acknowledges that any assignment of this Agreement, other than an assignment that takes place as part of a merger or joint venture of Midwest or its operations to a person actively engaged or to be actively engaged in the business of Midwest, shall require the consent of Grower and that such consent may be withheld or conditionally granted by Grower.  The Assignee shall, as a condition of the assignment, agree to perform the terms and conditions of this Agreement.  Without written consent, Midwest is not relieved of its obligations in the event the assignee defaults on this Agreement.  Consent of assignment of this Agreement will not be unreasonably withheld.

Section 9.08  Early Termination.  The parties agree that notwithstanding any other term or condition hereof, either party may terminate this Agreement upon a 365-day prior written notice to the other party.  Early termination shall not be a default by the terminating party and the terminating party shall have no liability to the other party of any kind or nature whatsoever solely due to the early termination.  However, the parties shall continue to perform the obligations of this Agreement through the conclusion of the early termination date.  The non-terminating party shall execute all documents as deemed necessary by the terminating party to evidence termination of this Agreement, including termination of any grant of easement by Grower to Midwest.  If Grower terminates this Agreement, Midwest has the right to purchase Grower’s property under Section 9.09 of this Agreement.

Section 9.09  Buy/Sell Agreement.  In the event the Grower desires to sell the facilities or exercise early termination under Section 9.08, Midwest has the right to purchase the property necessary to raise pullets under this Agreement including ingress and egress and access and use to utilities, water supply and manure storage as provided in this Agreement.  Purchase price will be determined by the average value of the appraisals by independent appraisers assigned by both Grower and Midwest; provided, however, no appraisal shall consider the value accorded to having this Agreement to raise pullets in the facilities.  In the event of a dispute over valuation, Section 9.03 regarding Dispute Resolution shall govern.

Section 9.10   Acknowledgment of Risk.  Grower understands and agrees that while this Agreement is an “agricultural contract” for purposes of the Producer Protection Act, Minn. Stat. § 17.90, et seq., Grower retained legal counsel to review this Agreement and to advise Grower of risks associated with entering into this Agreement. Midwest and Grower (based on review with Grower’s counsel) agree that this Agreement is for the sale and purchase of a fixed amount of commodity for delivery at a set price pursuant to Minn. Stat. §17.9442(1).

Section 9.11  Successors Bound.  The provisions of this Agreement will enure to the benefit of and be binding upon the heirs, successors and assigns of the parties.

Section 9.12  Entire Agreement.  The foregoing constitutes the entire agreement between the parties and replaces any prior agreements, verbal or written, between the parties.  No modification of any of the terms or conditions contained herein may be made except by subsequent written documents signed by all parties.

Section 9.13  Execution of Documents.  All parties agree to execute any and all documents necessary to implement the full terms and conditions of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed on the day and year first above written.

Barbara Frank
d/b/a Pullet Connection, Inc.

/s/ Barbara Frank
Barbara Frank

MIDWEST INVESTORS OF RENVILLE, INC.

d/b/a Golden Oval Eggs

By:	/s/ Terrance J. Heying
	Its:	V.P. and Chief Operating Officer

EXHIBIT A

Barn #1	48’ x 470’ Housing approximately 128,000 pullets

Barn #2	48’ x 470’ Housing approximately 128,000 pullets

Barn #3	40’ x 308’ Housing approximately 130,000 pullets (remodeled facility)

Barn #4	40’ x 320’ Housing approximately 130,000 pullets

Together with all water, gas, electric, manure storage and other utilities with the premises being located in Renville County, Minnesota within Growers property in the Northwest Quarter of the Northeast Quarter and the Northwest Quarter of the Northwest Quarter of Section 31, Township 114 North, Range 35 West.

EXHIBIT B

PERFORMANCE STANDARDS

1.                                       Mortality.  Mortality must not exceed 200% of the performance mortality guide.  The performance mortality guide states that livability for the growing period 0-18 weeks is 97-98%.

The mortality performance standard is 200% times 3% equals 6%.

Mortality must not exceed 6% over an 18 week or shorter growing period.

2.                                       Uniformity.  Uniformity must not fall below 85% of the performance uniformity guide.  The performance uniformity guide is for 80% of the individual bird weights to occur within 10% of the flock average weight.

The uniformity performance standard is 85% times 80% uniformity equals 68%.

The uniformity performance standard requires 68% of the individual bird weights to be within 10% of the flock benchmark average weight.

3.                                       Feed Consumption.  Feed usage must not exceed 115% of the applicable performance feed consumption guide.

The feed consumption performance standard is 115% times the cumulative consumption at a given age in week plus the daily consumption rate times the number of days the birds are older than the given age in weeks.

The average feed consumption per bird is required to be less than 115% of cumulative feed consumption for flock ages determined in the table below:

4.                                       Breed and Variety Benchmark.  Each flock of birds received will be benchmarked from the most recent publication by the breeder for the variety of birds delivered.  Accumulative measurements will be taken at 16 weeks of age and benchmarked against the 16 weeks of age published standards.  Present standards being utilized are:

Hy-Line W98

Commercial Management Guide 2000-2001

Published by Hy-Line International Des Moines, IA

Present Benchmark Standards:

1.               Body Weight- Average

Performance Standard: 1230 grams per bird

Benchmark: >(99%) 1218 grams per bird

2.               Uniformity Range

Performance Standard: (90%) 1107 to 1353 (110%) grams per bird

Benchmark: >(89%) 1095 to <(111%) 1365 grams per bird

3.               Accumulative Feed Consumption

Performance Standard: 11.13lbs per bird, (100%)5049 grams per bird

Benchmark: <(101%) 5099 grams per bird

4.               Livability

Performance Standard: 97%

Benchmark: >96.99%

INCENTIVE PAYMENTS

The goal of incentive payments is for Grower to deliver as many acceptable pullets to Midwest as possible at the target weight with the efficient consumption of feed.

1.                                       Livability Incentive.  Grower is entitled to a livability incentive payment of [* * *] per acceptable pullet delivered to Midwest’s layer farm if the livability of the baby chicks in a flock delivered to Grower that survive and are subsequently delivered as acceptable pullets to Midwest’s laying farm exceeds the livability performance guide as stated as benchmark range.

The livability performance guide is 97-98% over 18 weeks.

Grower is entitled to [* * *] per acceptable pullet delivered to Midwest’s laying farm if 97% or more of the baby chicks in a flock delivered to Grower survive and are delivered as acceptable pullets to Midwest’s laying farm.

2.                                       Uniformity Incentive.  Grower is entitled to receive a uniformity incentive payment of [* * *] per acceptable pullet delivered to Midwest’s layer farm if 88% or more of the acceptable pullets in a flock delivered to the layer farm are greater than 89% and less than 111% of the average target bird weight measured in grams per bird.

Grower is entitled to a uniformity incentive of [* * *] per acceptable pullet if 88% of the acceptable pullets in a flock are greater than 89% and less than 111% of the average target bird weight measured in grams per bird of the average target bird weight of the flock at 16 weeks.

3.               Feed Incentive.  Grower shall be entitled to a feed incentive payment of [* * *] per acceptable pullet delivered to Midwest’s layer farm if the average bird weight of the acceptable pullets in a flock are greater than 99% grams/bird of the target body weight average at 16 weeks and the accumulative feed consumption per bird for 16 weeks is less than 101% of the target feed consumption in grams per bird.

Grower shall be entitled to a feed incentive payment amount of [* * *] per acceptable pullet if the average bird weight of the flock at 16 weeks is greater than 1218 grams and the cumulative feed consumption is less than 5099 grams per bird.

EXHIBIT C

GRANT OF EASEMENT

GRANT OF EASEMENT

THIS GRANT OF EASEMENT is made as of this 1st day of November, 2003 between Barbara Frank, an individual resident of Minnesota (“Grantor”) in favor of Midwest Investors of Renville, Inc. d/b/a Golden Oval Eggs, a Minnesota cooperative association and its successors and assigns (“Grantee”).

WHEREAS, Grantor is the owner of certain property located in the County of Renville, State of Minnesota;

WHEREAS, Section 7.06 of an Independent Contractor Agreement for Pullet Production by and between Grantor and Grantee requires that Grantor convey to Grantee an easement for ingress and egress, access to all water, gas, and utilities, manure storage, and possession and use of Grantor’s property to operate and maintain the pullet production facility on Grantor’s property.

NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration paid to Grantor by Grantee, the receipt and sufficiency of which is hereby acknowledged, Grantor hereby agrees as follows:

1.                                      Grant of Easement.  That Grantor does hereby grant to Grantee, its successors and assigns, an easement over, under, through, across and upon a portion of Grantor’s Real Property, legally described as follows, to-wit (hereinafter the “Easement Area”):

Northwest Quarter of the Northwest Quarter of Section 31, Township 114 North, Range 35 West; and all that part of the Northwest Quarter of the Northeast Quarter and the Southwest Quarter of the Northeast Quarter of Section 31, Township 114 North, Range 35 West, described as follows:  Beginning at the Northwest corner of the Northeast Quarter of said Section 31, and thence running East on the North Section line a distance of 441 feet to the point of beginning, thence South parallel to the North/South Quarter line of said Section, a distance of 763 feet, thence West 441 feet to the Quarter Section line, thence South on the Quarter Section line to the center of the said Section 31, thence East on the East/West Quarter line 660 feet, thence North parallel with the North/South Quarter line a distance of 1320 feet, thence West a distance of 194 feet, thence North parallel with the North/South Quarter line to the north line of said Section 31, thence West on the North line of said Section 31, to the point of beginning, being 10 acres more or less and located in Renville County, Minnesota.

2.                                      Purpose of Easement.  Grantor grants this easement to Grantee for the purpose of providing the use, ingress and egress, access to water, gas, and other utilities, and manure storage to operate and maintain the pullet production facility on Grantor’s property.

3.                                      Maintenance of Easement Area.  The Easement Area shall be maintained by  Grantor.

4.                                      Grantor’s Warranty of Title.  Grantor covenants and warrants to Grantee that Grantor is the owner of the Easement Area, that Grantor has a right to convey an easement in the manner and form set forth in this Agreement, and that the Easement Area is free and clear of all mortgages, liens or encumbrances, except for those disclosed in writing to Grantee.

5.                                      Easement to Run with the Land.  The easement granted by this indenture shall run with the Easement Area and shall be binding on Grantor, her representatives, successors and assigns.

6.                                      Paragraph Headings.  Paragraph or other headings contained in this Grant of Easement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Grant of Easement.

7.                                      Governing Law.  This Grant of Easement is made in the State of Minnesota, and shall be interpreted and construed under the internal laws of the State of Minnesota.

IN WITNESS WHEREOF, the undersigned has executed this Grant of Easement as of the day and year first above written.

BARBARA FRANK

/s/ Barbara Frank
Barbara Frank

STATE OF MINNESOTA	)
) ss.
COUNTY OF	)

The foregoing Grant of Easement was acknowledged before me this 10th day of April, 2003 by Barbara Frank.

/s/ Charles L. Hunt
Notary Public

THIS INSTRUMENT DRAFTED BY:

LINDQUIST & VENNUM P.L.L.P.
Mark J. Hanson
4200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402